Exhibit 5

                          [MONAHAN & BIAGI, LETTERHEAD]


                                December 14, 2000



Board  of  Directors
Evolution  USA,  Inc.
6100 Wilshire Boulevard, Suite 201
Los  Angeles,  California  90048

Ladies  and  Gentlemen:

     This letter is in reference to the Registration Statement on Form S-4 dated December 14, 2000, filed by Evolution USA, Inc. (the "Company") with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Registration Statement"). The Registration Statement relates to 3,105,000 shares of Common Stock, $.001 par value per share (the "Shares"), which Shares are proposed to be offered to the shareholders of Nascent Technology, Inc., a Nevada corporation ("Nascent"), pursuant to Plan of Merger, dated as of December 14, 2000, by and between Nascent and Company, and (collectively, the "Agreement").

     We have examined such corporate proceedings, records and documents as we considered necessary for the purposes of this opinion. We have relied upon certificates of officers of the Company where we have deemed it necessary in connection with our opinion.

     Based upon such examination, it is our opinion that the aforementioned Shares, when issued will be validly issued, fully paid and nonassessable under the laws of the State of Washington.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Opinion" in the Proxy Statement forming a part of the Registration Statement.

                                        Very  truly  yours,

                                        /s/  Monahon  &  Biagi